Exhibit 99.1   Revised Earnings Release of May 9, 2003



            HENNESSY ADVISORS, INC. REVISES SECOND QUARTER NET INCOME

Novato, CA - May 9, 2003 - Hennessy Advisors, Inc. (OTCBB:HNNA) President and CEO Neil Hennessy announced revised earnings per share of $.24 for the six-months ended March 31, 2003, up from $.07 in the comparable 2002 period. Earnings per share of $.29, previously reported in the earnings release of April 21, 2003, was overstated by $.05. The revision of net income resulted from recognition of the need to establish deferred income taxes under the provisions of FASB 109. Increased income was primarily attributable to an increase in mutual fund assets under management, as well as the adoption of SFAS 142, which eliminated amortization of management contracts. At March 31, 2002, total mutual fund assets were $261 million, and as of March 31, 2003, the assets increased to $498 million, an increase of 91%.

                             Hennessy Advisors, Inc.

                          Revised Financial Highlights

                                Period to Period


                                                    Six Months Ended
Fiscal Year-to-Date                           31-Mar-03         31-Mar-02          $ Change        % Change
-----------------------------------------------------------------------------------------------------------

Total Revenue                              $   1,963,694     $      925,126     $   1,038,568        112.3%
-----------------------------------------------------------------------------------------------------------
Revised Net Income                         $     394,423     $       77,279     $     317,144        410.4%
-----------------------------------------------------------------------------------------------------------
Revised Earnings per share (diluted)       $        0.24     $         0.07     $        0.17        242.9%
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Weighted Average number of
shares outstanding                             1,630,996          1,051,535           579,461         55.1%
-----------------------------------------------------------------------------------------------------------

At Period Ending Date                         31-Mar-03          31-Mar-02         $ Change        % Change
-----------------------------------------------------------------------------------------------------------
Mutual Fund Assets Under
Management                                 $ 497,961,897     $  260,582,321     $ 237,379,576         91.1%
-----------------------------------------------------------------------------------------------------------


"Considering the situation in Iraq and fundamental economic indicators reflecting negatively on the financial markets, I feel fortunate that the mutual funds we manage still performed relatively well during the quarter. Many mutual fund management companies experienced heavy redemptions during the period, but at Hennessy Advisors, Inc. we were able to maintain our asset levels. Given the swift conclusion of war in Iraq we are hopeful about a worldwide economic rebound in the near future. We anticipate that our investors will be pleased with our earnings and we will continue in our commitment to growing our assets under management for the benefit of our shareholders."

Hennessy Advisors, Inc., located in Novato, CA, is the advisor to four no-load mutual funds, satisfying a variety of investment horizons and risk tolerance levels. Each of the Hennessy Funds employs a unique and powerful money management approach combining superior, time-tested stock selection formulas with unwavering discipline and consistency. The Company serves clients with integrity, honesty and candor. The Hennessy Funds strategies and performance are fully disclosed.



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

Forward-Looking Statements
--------------------------

     Statements in this press release regarding Hennessy Advisors, Inc.'s business, which are not historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other important factors that could cause the actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. These risks, uncertainties and other important factors are described in more detail in the "Risk Factors" section of the Company's annual report on Form 10-KSB for the fiscal year ended September 30, 2002, filed December 27, 2002, with the U.S. Securities and Exchange Commission, including, without limitation, the "Risk Factors" section of the Management's Discussion and Analysis and Results of Operations. The following factors affect the actual results of the Company:

        o Continuing volatility in the equity markets have caused the levels of our assets under management to fluctuate significantly.
        o Continued weak market conditions may lower our assets under management and reduce our revenues and income.
        o We face strong competition from numerous and sometimes larger companies.
        o Changes in the distribution channels on which we depend could reduce our revenues or hinder our growth.
        o For the next several years, insurance costs are likely to increase materially and we may not be able to obtain the same types or amounts of coverage.
        o For the next several years, professional service fees are likely to increase due to increased securities industry legislation.
        o The current conflict in Iraq and the ongoing threat of terrorism may adversely affect the general economy, financial and capital markets and our business.

Supplemental Information
------------------------

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. For more complete information about the Hennessy Funds, including fees and expenses, call 800-966-4354 to obtain a free prospectus. Read it carefully before you invest or send money. The distributor for the Hennessy Funds is Quasar Distributors, LLC.

Questions regarding revisions to net income and earnings per share should be directed to Neil J. Hennessy, our Chief Executive Officer, at 415-899-1555.








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